UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to Rule 14a-12

Consolidated Communications Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following list of frequently asked questions and answers was made available by Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated Communications,” “Consolidated” or the “Company”) to employees on Monday, October 16, 2023.

1.	What was announced today?

•	Consolidated entered into a definitive agreement to be acquired by Searchlight Capital Partners and British Columbia Investment Management Corporation in an all-cash transaction.

•	The purchase price represents a premium of approximately 70% to the closing price of the Company’s common stock as through April 12, 2023, the last trading day prior to the submission of Searchlight and BCI’s initial non-binding proposal to the Company’s Board of Directors and a premium of approximately 33% to the closing price of the Company’s common stock as of October 13, 2023.

•	We are excited to expand our relationship with Searchlight, and believe this transaction provides substantial value for our shareholders while also enhancing our flexibility to continue the execution of our fiber expansion strategy. Since first investing in Consolidated three years ago, Searchlight has been a supportive partner that believes strongly in our growth plans.

•	As a private company, we will have increased flexibility to make necessary commitments to continue to our grow while bringing broadband services to underserved and unserved communities across rural America.

2.	Who is Searchlight?

•	Searchlight is a global private investment firm with approximately $11 billion in assets under management and offices in New York, London and Toronto. Searchlight seeks to invest in businesses where its long-term capital and strategic support accelerate value creation for all stakeholders, and its investment strategy includes a focus on leading broadband infrastructure companies.

3.	Who is British Columbia Investment Management Corporation?

•	British Columbia Investment Management Corporation (BCI) is amongst the largest institutional investors in Canada with C$233.0 billion in gross assets under management, as of March 31, 2023. Based in Victoria, British Columbia, with offices in Vancouver, New York City, and London, U.K., BCI manages a portfolio of diversified public and private market investments on behalf of 32 British Columbia public sector clients. BCI’s private equity program actively manages a C$28.3 billion global portfolio.

4.	Why did Consolidated enter into this transaction?

•	Our goal has always been to deliver the most value to our customers, employees, and shareholders.

•	We received a proactive indication of interest in acquiring the Company from Searchlight and BCI, which the Board carefully evaluated in connection with a unanimous recommendation provided by a fully empowered special committee composed of independent and disinterested directors appointed by the Board.

•	The Special Committee thoroughly reviewed Searchlight and BCI’s proposal, considering the benefits of the transaction against other strategic alternatives available to the Company, including continuing as a publicly-traded company.

•	The Special Committee also considered capital structure alternatives, analyzing the potential availability, cost and feasibility of injecting additional capital into the business.

•	Following this review, the Special Committee determined this transaction is the best path forward for Consolidated and its shareholders.

•	This transaction reflects the value of our business, taking into account both the growth opportunities of the Company’s fiber build-out, as well as the potential risks associated with the Company’s ongoing strategic transformation, including impacts from liquidity and leverage limitations within which the Company must operate, the dynamic competitive pressures of a sector-wide fiber conversion and the imperative to continue our fiber build-out.

•	The proxy statement will include additional details regarding both the process and the Board’s evaluation.

5.	Why Searchlight and BCI?

•	Over the past several years, we have taken significant steps to advance our strategy, and this transaction represents the next phase in this journey.

•	After much consideration, it became clear Searchlight and BCI are the right partners to help us achieve our long-term goals. Searchlight is an experienced investor with a successful track record of providing its portfolio companies, which include broadband infrastructure companies, the support and flexibility to invest in fiber infrastructure and execute on their growth strategies.

•	Importantly, Searchlight and BCI share our passion in bridging the digital divide across rural communities through high-quality fiber broadband services.

•	As a private company, we will have increased flexibility to make necessary commitments to continue to grow while bringing broadband services to underserved and unserved communities across rural America. We believe this continued partnership will create an outstanding outcome for the Company, our employees, and our customers.

6.	When do you expect this transaction to close? What approvals are required?

•	The proposed transaction will result in the Company becoming a private company and is expected to close by the first quarter of 2025, subject to customary closing conditions, including receipt of regulatory approvals and approval of the holders of a majority of the voting power represented by the outstanding shares that are entitled to vote thereon and held by shareholders other than Searchlight and BCI, their investment fund affiliates and the directors and officers of the Company.

•	The transaction is not subject to a financing condition.

7.	How does this transaction impact employees? What does this mean for me?

•	We are confident that this transaction is a positive outcome for all of our stakeholders, including employees.

•	Searchlight and BCI have shown a deep appreciation for Consolidated’s people, technology, and future opportunities – in fact, it’s what attracted Searchlight to invest in us in the first place.

•	It is important to remember that this announcement is just the first step toward completing this transaction.

•	Until close, we remain an independent, publicly-traded company, and it’s business as usual for all of us.

•	We are relying on you to continue to stay focused on your day-to-day duties as we work to achieve our strategic priorities for 2023 and beyond.

•	We will keep you informed of developments as we move toward completing the transaction.

8.	Will there be any layoffs as a result of the transaction?

•	Searchlight and BCI have been clear that they are excited to partner with our talented team.

•	Searchlight and BCI are as focused as we are on investing in and growing our business.

•	Importantly, our commitment to being as transparent as we can with you remains a priority for Consolidated.

•	We will continue to evaluate the business and to the extent there are any changes, we will keep you informed.

9.	Will there be leadership changes? What will happen to Consolidated’s brand and headquarters?

•	Over the months leading up to the close of the transaction, it will be business as usual.

•	It is important to remember that today is only day one, and we will work through additional details as we get closer to completion of the transaction.

•	We are committed to continuing to update you as we move through this process.

10.	Can I trade Consolidated stock between now and the close of the transaction? Will I continue to be subject to trading windows?

•	Employees of Consolidated are required to comply with our Insider Trading Policy, which prohibits the trading of Consolidated’s securities while an individual is aware of material, non-public information. Also, as outlined in our policy, certain groups of employees may only trade in securities when our trading window is open.

•	If you have questions about whether our trading window is open or if you need help evaluating whether or not you have material non-public information regarding Consolidated, please reach out to Garrett Van Osdell, chief legal officer and corporate secretary.

11.	Does the transaction have an impact on employee compensation and benefits?

•	Until the transaction closes, we will operate under our current compensation and benefits programs.

•	We are committed to keeping you informed to the extent there are any changes to any of our policies or programs.

12.	What does it mean to be a private company? Are there differences we will notice?

•	The shares and other securities of private companies are not traded or listed on any public securities exchange.

•	When the transaction closes, which we expect to occur by the first quarter of 2025, subject to customary closing conditions, including receipt of regulatory approvals and approval of the holders of a majority of the voting power represented by the outstanding shares that are entitled to vote thereon and held by shareholders other than Searchlight and BCI, their investment fund affiliates and the directors and officers of the Company, Consolidated’s common stock will no longer be traded or listed on any public securities exchange, and each Consolidated shareholder will receive $4.70 in cash for each share of Consolidated stock that they own.

•	In addition, we also will no longer have certain responsibilities that all public companies must undertake, such as public quarterly financial reporting.

•	However, this doesn’t change who we are or how we do business, and we expect our mission, vision, and strategy to continue on.

•	That said, today’s announcement is just the first step in the process. There are still a number of customary closing conditions that must be satisfied before the transaction is complete. Until then, we will remain an independent, publicly-traded company, and it is business as usual at Consolidated. We are relying on you to stay focused on your day-to-day responsibilities and to continue serving our customers as you always have.

13.	What can employees say on social media?

•	No CCI employee is authorized to comment on the transaction unless they are an authorized spokesperson for the Company. This extends to any social media comments or posts. It is imperative that you do not post your own views or commentary on the transaction, even if the content is supportive, as the Company is subject to various securities laws restrictions pending the closing of the transaction. Please refer to our Social Media Policy for more details.

•	The official company press release that has been issued to the public can be found on our investor relations website at https://ir.consolidated.com.

14.	What should I do if I am contacted by investors or the media?

•	Only an authorized spokesperson has the authority to make or approve public statements on behalf of the Company, its employees, directors, officers or operations. Should you be contacted by an investor or member of the media, please refer the inquiring party to one of the following contacts:

Investors: Philip Kranz, Sr. Director of Investor Relations, 217-238-8480

Media: Jennifer Spaude, Sr. Vice President of Corporate Communications, 507-386-3765

15.	What should we tell our customers and business partners who ask about this announcement?

•	Please reiterate that we are operating as usual, with no changes to how we do business or work with our customers and partners.

•	For our customer-facing employees, a toolkit will be distributed that will include guidelines and resources to support you in your discussions regarding this announcement.

•	We expect that this process will be seamless to our customers, and we remain deeply committed to providing our customers with high quality communications services.

16.	Upon a successful closing of this agreement, will customer contract terms remain the same?

•	We are operating as usual and expect with no changes to our relationships with our customers or partners.

•	Serving our customers is our top priority. Together with Searchlight and BCI, we expect to gain greater flexibility and additional expertise to deliver for our customer base.

•	As we move into our next chapter, we’re confident that this partnership will provide us with the resources and flexibility to continue meeting our customers’ evolving needs.

Forward-Looking Statements

Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, the Company’s current expectations, plans, strategies and anticipated financial results.

There are a number of risks, uncertainties and conditions that may cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the proposed transaction; (ix) the risk that the Company’s stock price may decline significantly if the proposed transaction is not consummated; (x) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (xi) (A) the risk factors described in Part I, Item 1A of Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and (B) the other risk factors identified from time to time in the Company’s other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Many of these circumstances are beyond the Company’s ability to control or predict. These forward-looking statements necessarily involve assumptions on the Company's part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” “would” or similar expressions. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, undue reliance should not be placed on forward-looking statements, which are based on the information currently available to the Company and speak only as of the date they are made. The Company disclaims any intention or obligation to update or revise publicly any forward-looking statements.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in connection with the proposed transaction. Information about who may, under SEC rules, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the proposed transaction. Information relating to the foregoing can also be found in the Company’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on March 21, 2023. To the extent holdings of the Company’s securities have changed since the amounts set forth in such 2023 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Condor Holdings LLC. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. In addition, the Company and certain affiliates of the Company intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT AND THE SCHEDULE 13E-3 (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SEARCHLIGHT AND BCI AND THE PROPOSED TRANSACTION. Investors and stockholders of the Company are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from the Company by directing a request to the Company at 2116 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations or at tel: +1 (844) 909-2675.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.